Exhibit 99.1

Lexicon United Begins Trading on OTCBB; Trading Symbol Is LXUN

(October 29, 2007) – Austin, TX – Lexicon United Incorporated (OTCBB: LXUN), a financial services holding company specializing in collections and credit recovery, has commenced the trading of shares of its common stock par value $0.001 on the OTC Bulletin Board under the ticker symbol LXUN.

Lexicon United acquired ATN Capital e Participacoes Ltda. ("ATN"), a Brazilian limited company, on February 27, 2006. ATN is engaged in the business of managing and servicing accounts receivables for large financial institutions in Brazil. Revenues are primarily derived from collection of distressed debt by entering into non binding agreements with financial institutions to collect their debt. Once an agreement is reached with the debtor of the financial institution based upon established parameters, an installment agreement is established.

Revenues for the quarter ended June 30, 2007 were $629,493. For the six months ended June 30, 2007, revenue was $1,268,685. Investors are encouraged to review the company’s quarterly report on Form 10-QSB at www.sec.gov.

ATN’s managers have over 40 years of experience working for major financial Institutions in Brazil, including Chase and Unibanco, and have successfully worked more than 10 years in Credit Recovery. ATN currently has approximately 300 employees and is located in Brazil.

Lexicon United is also pleased to announce that it has retained Barwicki Investor Relations Co. to initiate the Company’s strategic investor relations program. Andrew Barwicki has 16 years of marketing and investor relations experience. The firm has built a database of 73,000 money, fund & portfolio managers, chief investment officers, venture capitalists, financial analysts, broker-dealers/stock brokers, investment bankers and market makers. For further information please visit www.barwicki.com.

Further information regarding ATN can be found at www.atncapital.com.br

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact: Andrew Barwicki, Investor Relations, 516-662-9461